VENETIAN RESORT HOTEL CASINO

Moderator:   William Weidner
October 30, 2003
12:00 pm CT

Operator:	Good afternoon. My name is Maryann and I will be your conference facilitator today. At this time, I would like to welcome everyone to the third quarter, 2003 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

Mr. Weidner, you may begin your conference.

William Weidner:	Thank you, good day and welcome to Las Vegas Sands Inc. third quarter 2003 Earnings conference call. This is our first conference call that will actually be web cast and since we do have some graphs, some pictures, and some things that might be of interest to you, you might want to join that web casting opportunity.

I will take a moment just to give you the rather elongated references here so if you want to you could turn to that. I won’t be looking at some of our audio visual aids for a few moments so you may have a chance to then turn to your computers and see some of the information that we’ll be talking about today on your computer.

Let me give you the reference here: [External Link]

Man:	Sounds like a launch code.

William Weidner:	Moscow...

Today we will be discussing the results of operation in the Venetian in Las Vegas; our progress in the development of Sands Macau; some predevelopment activities relating to our second Las Vegas property and our expansion plan for Macau; and the financial position of the company and other matters.

We will then turn our discussions over to Q&A and we’ll be here to answer any questions that you may have relating to these results or activities.

I’ve been introduced, but I’d like to introduce on my left, camera right, for those of you on the web cast here is Brad Stone. He’s Executive Vice President of the corporate entity, LVSI. He’s responsible for development, operations and construction for any of the activities that the company becomes involved in.

To my right and camera left is Rob Goldstein and he’s President of Venetian. Rob is responsible for the day-to-day operations of the Venetian as well as coordinating our corporate marketing, as we become more I guess you would say global in terms of our activities, particularly in China and in Macau.

Again, to my left camera right is David Friedman. He is Assistant to the Chairman and responsible for legal and other matters, particularly as it relates to our development activities.

And again, to my right camera left is Harry Miltenberger our Vice President of Finance.

Not on camera but available via telephone, listening in now and available for Q&A shortly is the Chairman of the Board of LVSI, Sheldon G. Adelson. Sheldon will be available for questions you’d like to ask later on.

If I may remind you that as we conduct this call, various remarks that we make about future expectations, plans and prospects constitute forward-looking statements for purposes of the Safe Harbor Provisions of the Private Security Litigation Reform Act. It is possible that our actual results may differ materially from those indicated by those forward-looking statements as a result of various important factors including those identified in our annual report and our recent Form 10-Qs.

We did have another excellent quarter at the Venetian in Las Vegas with EBITDAR reaching a record $70.7 million. There really are three, I think, particularly remarkable things about the third quarter.

Despite the addition of over 1,000 rooms in our Venezia Tower, occupancy remained at a stellar 96.6% for the quarter, with a one-third increase in inventory, occupancy remained the same as in the third quarter of ‘02, and average daily room rate or ADR actually increased $13 or 7.3% to $191, compared with ‘02‘s third quarter $178 average daily room rate.

Secondly, while table games drop (volume) was down about 19% year-on-year, table hold was about an expectation of about 20.5%, it was down significantly from 2002 hold percentage of about 26%, yet despite that lower volume and lower hold, EBITDAR for the quarter increased 18% to that record $70.7 million.

EBITDA margin rose to 42%, exceeding 40% for the third quarter in a row, and exceeding last year’s third quarter, which was 39.2%. Year-to-date EBITDA margin is about 41% for 2003.

These results are further testaments to the fact of the resiliency of the company’s basic business strategy.

First, we have pre-booked occupancy mid-week by using the nearly 2 million square feet of meeting space and maximizing weekends and holidays by selling our superior all-suite rooms into the high demand FIT market.

Second, cost effectively marketing high-end and targeting high-end casino play, using our growing database to promote mid-level play, and attracting play during soft periods.

And third, allowing that attractive mix of entertainment venues, restaurants, mall offerings and themed attractions to draw mass (relatives). This strategy continues to produce superior results consistently creating strong revenue results at high margins.

As mentioned, EBITDAR reached a record $70.7 million. Net income before preferred return reached $19.7 million; net revenue reached $168.3 million; the mall subsidiary’s gross income increased to $10.2 million from 2002‘s $9.3 million; and at the end of the quarter, unrestricted cash reached $146 million, with a restricted cash balance of $138.6 million.

$120 million of that restricted cash is for the construction of the Sands-Macau. The remainder is largely for closing out the construction of the Venezia Tower. The $120 million I mentioned earlier is the proceeds from a floating rate note offer, which was floated in Hong Kong by Goldman-Sachs for the construction and development of Sands Macau.

With that introduction of the quarter’s results, I will turn our microphone and our communications over to Mr. Brad Stone for more detailed discussions of operations and development.

Brad Stone:	Thank you, Bill, and good morning and good afternoon everyone. I'm going to switch over here to our video side of this presentation. Bear with me one moment. This is new ground we're contemplating here.

This is a picture for those of you who are on the web cast about our 1A expansion. As Bill said, 1A opened, it actually opened in the latter part of July. We ramped up during the month of July to about the third week where we actually hit our component of 1,013 rooms. The opulent lobby of the Venezia really gives it a separate feeling – it separates us from the current Venetian. The response to this product has been tremendous.

The Venezia Tower has some unique components to it. Those of you who’ve seen it; we do have a Concierge level, and it’s almost a hotel within a hotel with 125 rooms.

These are some pictures for those of you on the web cast of this opulent, again Concierge level where we have breakfast available – Continental breakfast in the morning and cocktails in the evening. So, again, a new product offering that we have seen to be very successful. It is very understood, particularly by our clientele and our business clientele mid-week.

The rooms at the Venezia are very similar to that of Venetian. It’s an all-suite room with a similar step-down, similar crown moldings and picture frame moldings you’ve seen in the rooms of the current Venetian. There are a few differences. The room does have a 9 1/2 foot ceiling and, because of that, it does feel somewhat more spacious. We were able to place lighting to light the walls up and make the room even more dramatic in terms of its lighting scheme. We’ve added multiple head showers in the bathrooms. We have two flat screens in each room. And it has what I call a slightly more residential feel to it. Again, the rooms have been received very positively.

And of course, one of the major components that we added is part of what we call the 1A of Venezia pride is the meeting space. High quality meeting space and space that was needed by the base Venetian.

We’ve added 66 meeting rooms. There are three 20,000 square foot ballrooms. They include such amenities as board rooms – we now have four board rooms, a product that we lacked in the base Venetian.

So, not only do we have more square footage than the Venetian Congress Center, but I say we added incremental quality square footage that really rounds out the Venetian offering in terms of its rooms product, and meeting rooms product.

Lastly, we added approximately a thousand parking spaces as part of that project and we opened a Wedding Chapel in late July, and that is doing very well. And it’s a very small, but important segment of business.

Let’s turn to the results – Bill ran through some of these with you, so I won’t spend much time. Occupancy as Bill stated, despite the fact that we added a thousand rooms remained constant at 96.6%.

I think that again shows the strength of the room product here at Venetian. ADR – average daily room rate – went from $178 in 2002 to $191, again a very positive increase for us.

I’ll show a little bit of a breakdown of the rate. Many people have asked – Do we think the Venezia Tower would command a premium? We broke this down to July and August because that was our period that I would consider less traditional Venetian for the summertime, but I’ll read these numbers out. Venetian in July and August had an $181 average rate; the Venezia did $191. So, the difference was about $10 and the average rate for July and August was $183.

September, which I believe was more representative once we got heavier into the quality group meeting market and, you know, the type of period on which the Venetian’s model is really based is the group meeting business mid-week and the high on the weekend. So, in the Venetian, we ran $204; for the Venezia Tower, we ran $227. So, a premium in the Venezia Tower is $23 per night for a total of $209. So, I think this is, you know, what we expect to see as we go forward a premium to the Venezia Tower expanded rooms in terms of our ability to drive average rates.

Of course, rooms revenue was very positive. We went from $47.6 million in 2002 to $67.8 million – a 42 ½ % increase in terms of that revenue. I might point out also is that the margin on this revenue on the incremental revenue was about 72%. We expect that margin to improve as we get out of the third quarter and into the stronger fourth, first and second quarters of the year, where, again, we drive average rate higher and obviously that translates to improved margins.

Also, I mean, the reality is when you open a new tower like this and it’s a little different we have some inefficiencies on the expense side and we’ve seen those efficiencies improve as we ramp up the opening of the Venezia Tower and expect to see improvements in the expense side as well.

So, the combination of both the expenses and the increased average rate, we believe, will even drive this incremental margin from 72% to a higher number.

One of the things we talked about in the expansion was – during the road show and all – is we felt that slot growth would be impacted positively. The slot revenue in the third quarter of 2002 was $25.7 million. That grew by 28.4% to $33 million in this third quarter.

And, again, the margin there on the incremental slot revenue is 81%. It’s what we would expect. We really didn’t necessarily increase our... what I’ll call our rated or marketed to slot business, but what we increased was the business of people staying in the rooms and spending dollars on the floor with not much expenses associated with that.

Let’s talk about the tables. Bill talked about the fact that we were down $23 million in revenue on a year-to-year basis. We dropped from $243 million in 2002 down to $197 million or a 19% decrease.

Almost the entire amount was made up of four players that we had last year that didn’t come during this time period. They are customers that are still at the Venetian, but timing-wise they just didn’t show up in the third quarter. And they represented $46.8 million, roughly 100% of that variant.

The win went from $63.1 million in 2002 down to $40.4 million – a 36% decrease. Again, as Bill mentioned, we held about 26% in the third quarter of 2002, which is high. In 2003, we held what we considered to be normalized hold percentage of 20.5% based on our mix of business. And, again, those four customers represented $25 million of the total decrease year-to-year. So, we actually improved about $2 million on our other business.

So, I think in terms of the table business, you know, it really came down to the timing of several players. Our table business remains strong and I think what’s encouraging again when we get to the bottom line results is that the property now with the Venezia Tower can absorb a $23 million decrease in table revenue and the SECC is operating profits increase.

Another strong area for us that we mentioned was that we added meeting space for us. Food and beverages, you know, while we don’t have restaurants here we do a significant catering business. Our revenues increased from $15.3 million in 2002 on the food and beverage side to $22.4 million; roughly a 47% increase.

And, again, very good margins on the incremental revenues. Incremental revenue had a 49% profit margin on food and the incremental beverage revenue had a 69% profit margin.

So, if you take the incremental revenues overall of what was created by those four departments – rooms, slots, and food and beverage – the effective margin on the incremental revenues was 70%, and as Bill said, the margins for the company improved to 42% from 39.2%, despite, again, that loss in casino revenues.

So, again, EBITDAR went from $59.9 million up to $70.7 – an 18% increase and, again, almost up $11 million despite that significant falling on table revenue.

We look at where that puts us, we’re looking at what we believe are the industry numbers through the first nine months. We are at about $195.7 million in terms of our profitability versus the $223 million for Bellagio, so the property has picked up and it’s solidly in second place in terms of operating profitability in Las Vegas.

Let’s go to the board for one second here – you know, we always try to show you a slide on where our booking pace is going and again I’ll read the numbers out for you.

This slide talks about when you look at September 30, 2002 how many rooms we had on the books for 2003 at this point in time. Likewise, we look at September 30 for this year, what we have on the books for 2004. So, it’s really a snapshot in time and shows the difference in terms of our booking pace.

So, for example, at this point in time last year for the current year we had 292,000 or so room nights on the books. This year, same time period for the following year we have 412,000 room nights on the books. So, it’s a difference of about 120,000 room nights, or 41%.

We look at the revenue component – last year in September for the year 2003, we had on the books $61.7 million of revenue. This year for the same time period September 30 for next year we have $86.5 million on the books, so roughly a $24.7 million increase in revenue, which is up 40.1%.

So, the rate has stayed constant. We continue to book the property very aggressively and, again, while the room nights available are up 33%, our group business is up 40%.

Lastly, I’ll just point out that we saw an article yesterday – I think it was by UBS; it was Robin Farley, the comment was that Las Vegas Convention could be soft in the fourth quarter of this year. Just to give you some future-looking insight. Currently, we have 26,000… I’m sorry, that’s 131,000 room nights on the books for this fourth quarter 2003 versus 88,000 last year and our group – our projection for revenue this year in the group segment is $26.4 million roughly, versus about $18.6 million last year. So, again, we’re seeing a continued increase in terms of our booking pace.

So, in summary, I think Bill laid it out. You know, as we said on the road show we felt Venezia would add high-margin business to us. We felt that it would be – expand the most, you know, efficient operating departments here in the Venetian, those being rooms, slots, and the food and beverage. We believe that at least initially has occurred and we believe that we can have future operating efficiencies as we drive rates and as we get more familiar with the product and move into our more traditional strength periods — those being the fourth, first and second quarters.

So, with that, I’m going to turn it back over to Bill Weidner to talk a little bit about Macau.

William Weidner:	Thanks Brad. We will now have a series of slides that attempt to illustrate what has been happening in Macau itself, near Mainland China. Macau is an SAR, or Special Administrative Region, like Hong Kong as it relates to Mainland China.

The tourism and gaming volumes in Macau are exploding. This first slide talks about the total tourists in 2002 that visited Macau from Mainland China. In the first quarter of 2003, pre-SARS, visitation from Mainland China to Macau grew 53.2%.

Visitor growth from Mainland China returned to pre-SARS level after SARS after July, for a growth of 49.6% in July and August.

So, again, the combination of the recovery from SARS and the signing of the CEPA Agreement – the Closer Economic Partnership Agreement – between mainland China, Hong Kong and Macau to promote tourism and promote development of the Pearl River Delta is having a dramatic effect.

Now, that CEPA Agreement, the most important thing for Macau is that now 9 cities in mainland China; 7 in Guangdong Province where Macau resides at the Pearl River Delta including Guangzhou, Foshan and others, and Beijing and Shanghai, residents of those cities merely need to pick up the telephone, make their reservations, come immediately to the border, be granted a Visa to cross over into either Hong Kong or Macau. So, that is driving visitation growth from Mainland China to Macau.

I would just remind the audience that last year Macau’s 360 tables – that is in 2002 – won over $2.8 billion, a very, very strong performance for only 360 tables.

When we take a look at the first quarter of ‘03, pre-SARS, growth year-on-year was 29.7%. In the first quarter of 2003, those tables won $856.2 million.

Post-SARS, that is recovering after July, for August and September, gaming growth was an explosive 50.6%. Macau won… the tables increased about 19%, but Macau won $684.3 million in those two months – an extraordinary.

So, Macau’s growth is projected to exceed 30% in ‘03 despite SARS. That will bring annual gaming win in Macau to something that’s in excess of $3.6 billion.

If you annualize the per-table win based on August and September, per-table win reached over $10 million a table, with a 19% growth in that table capacity from 360 tables to 428 tables.

That’s pretty extraordinary in that if you compare with Las Vegas, Las Vegas averaged table spread over 2500 tables was about $920 per table, so the income… oh, $920,000 per table – excuse me. That means that every table in Macau won about ten times that of every table in Las Vegas – pretty amazing.

Now, on the website we are showing a picture of our Macau construction taken from our webcam. Those who are looking at the picture will see that we’ve completed about 4 1/2 or 5 stories of a 7-story concrete structure. We have constructed seven of ten large, about 250 foot span beams that are erected over the 80 foot high ceiling mass gaming floor; the basement is clear; the ground floor and first floors are also cleared; and electrical, mechanical, and plumbing work is progressing. Site transformers for power are being set in place as we speak. We will close – expect to close the building sometime in December. The interior work’s taking approximately 3 months to complete. We would expect to begin operating the building late first quarter/early second quarter of 2004.

We’re very anxious to get going in Macau with that explosive growth rate taking place in the marketplace. We have approximately 40 people on staff there as of now. We’re in the process of interviewing. We will be hiring approximately 4,500 people total; about 70-75% of those have been interviewed, and we will be beginning our training classes in December for our dealers and so forth.

So, that ends really our formal presentation today, with a summary of our operations in Las Vegas and our development activities in Macau.

And at this point in the presentation, I would like to turn it over to questions and answers for anyone who may have any comments from the audience and we’re here to respond.

Operator:	Again, if you have a question, please press star then the number 1 on your telephone keypad. We'll pause for a moment to compile the Q&A roster.

Operator:	We have a question from Larry Katzlin.

Larry Katzlin:	Hey guys. Great results - you know you guys just continue to just outperform the world and congratulations.

Couple of questions – 1 – As far as the possible legal changes in Macau, which obviously will make that even more profitable for you than without it, what is the outlook for that? Bill, can you hear me? Hello?

Operator:	Hold one moment.

[Communication difficulties with Operator deleted]

William Weidner:	We can fill some air time here, as it were...Mr. Goldstein, do you have any questions or comments or additional information?

Rob Goldstein:	No.

William Weidner:	None?

Rob Goldstein:	Good quarter. What's left to say? On to the fourth quarter.

[Communication difficulties with Operator deleted]

Operator:	Mr. Weidner?

William Weidner:	Yes.

Operator:	We have a question from Larry Katzlin.

Larry Katzlin:	Bill, can you hear me?

William Weidner:	Yes we can Larry. Now we can.

Larry Katzlin:	I just got a note from a couple of accounts saying I talk and nobody listens - nothing new.

First of all, Brad, you’re looking awfully thinner there. Great picture. Quick question – Macau obviously getting the law changed means more profit to you than the law not changing. What’s the status of that?

Brad Stone:	Well, I guess you come to that conclusion, so I don't need to comment on it.

Larry Katzlin:	I know, what's the chance...

Brad Stone:	I mean...

Larry Katzlin:	...of the law changing?

Brad Stone:	The law will change there's no question about it. It's simply a matter of time. It is working its way through the Legislature and I believe that David Friedman had a conversation just yesterday with the gentleman responsible for developing those law changes. David?

David Friedman:	Yes. Hi, Larry, how are you?

Larry Katzkin:	Hey David.

David Friedman:	Larry I think based on everything we’re hearing, you know, the legislative process is moving along. We’ve been assured that there’s going to be legislation by the end of the year – I believe that and that’s the time frame we’re working towards.

William Weidner:	I think it’s probably important to clarify that in essence the laws as it relates to how the game is dealt, played, developed, et cetera, are in place. And the changes we’re talking about are the legislative changes that would then allow the casinos to actually grant credit.

So, it’s not as though we wouldn’t be able to operate starting tomorrow, quite frankly, without the credit laws, and certainly if we’re allowed to grant credit, there would be an increase in the potential profitability to an extent.

I think that it’s important to point out that the regulations and the way that games are to be dealt and the procedures are in place and we will be able to operate within those parameters. It is simply that portion of the legislation that changes the way that credit is granted, that we are awaiting.

Is that correct David?

David Friedman:	Yes, it is Bill. And the other pieces of the legislation are things that would be helpful but are not necessary. We’re just continuing to prepare internal controls as it goes to the government along the lines of internal control that we submit here in Nevada and we’ll have all of those things in place well before we’re ready to open.

Larry Katzlin:	Hey, guys. Thanks - that makes sense. Any - of the housekeeping bad debt provisions - you didn't put it in the thing this time.

Brad Stone:	It was approximately $1 million.

Larry Katzlin:	CAPEX for the fourth quarter and next year?

William Weidner:	We expect CAPEX to be $350 million for the year. I don't have the exact amount for the fourth quarter.

Larry Katzlin:	And how about the next year?

Brad Stone:	Larry, we’re still working through those budgets. I would say that the projects that are on tap for next year include sever high-end suite renovations; there are four base suites – the Presidential suites. Additionally, we’re currently in construction in expanding the baccarat pit. We’re going to be doing some pool renovations, some improvements to the parking structure in terms of lighting and painting and such.

So, we’re still working on a number – but those are the types of projects that will be involved.

William Weidner:	Larry, I think we point out that when Brad mentioned the suite development and the baccarat pit expansion, those are really targeted at what we believe will be the – one of the real values of operating in Macau – the expansion of the Asian market.

We’re spending a fair amount of time learning culturally from what we’re learning about our activities in China, we’re going to import those cultural learning experiences – manifest them both in design and operations here, expand the baccarat pit so we put ourselves in a position to take care of the players that will be turning up and discovering through our activities in Macau. Any comment on that Rob at all?

Rob Goldstein:	I think that says it well because it's a great opportunity for the Venetian to grow as we mature in Macau and help us here in Las Vegas. I think the market understands that.

Larry Katzlin:	Okay. Great guys. Thanks again. Phenomenal results. It's very impressive.

Operator:	Again, as a reminder. If you have a question or comment, please press star then the number one on your telephone keypad. The next question comes from the line of John Kempf.

John Kempf:	Hi, guys. I missed a lot of the conference call because I was busy typing in the web address.

Just a couple of things for you… number one, based on what you saw for the first quarter on the property with the Tower, what kind of return are you looking at for this investment now? You know, I think you assumed a lot more dilution in the property. Do you – you know, clearly the numbers are much better.

Brad Stone:	I think our original projection was in the range of 25% return on investments and you’re correct John, we went out and sold the bonds, we forecasted dilution, we forecasted the incremental rooms would be about 91% occupancy, and that the average rate would be $188 – and, again, that’s over the entire year. What we’re actually saying is, you know, the hotel is selling out specifically. There is no dilution – by the way, to say “dilution” … the 91% was a dilution factor of about 9% on the incremental room. So, obviously we’re maintaining the occupancy, the rate is actually higher in Venezia Tower and we’re just hitting our stride into what is our prime period which is in the Fall and Spring months, not necessarily the Summer months, you know, which is about two-thirds of our third quarter.

So, you know, we forecasted 25% return and thus far it’s showing better than that.

John Kempf:	And it also looks like you're not seeing a lot of - you're not getting hurt by the new Mandalay Tower. You've got a couple of new towers coming in at the Bellagio and also at Caesars, plus the Wynn project.

You know, concern that on the luxury end of the hotel rooms that there’s just too much supply coming on. Just your thoughts about that.

William Weidner:	First of all, the Mandalay Tower isn't finished yet. There are others that are coming on line.

I guess the first thing that we faced, with some of these issues relating to the Mandalay expansion of the meeting and convention space I think it’s pretty clear from the results that we’ve shown, that Brad went over and, you know, our results both for the fourth quarter – third quarter here – and advanced bookings for the quarter next year that that really has not really affected us – to some extent it may have actually added to the interest of Las Vegas – as a convention destination. So, it has actually helped.

There is one school of thought that says that it appears that the demand for luxury rooms is strong and that as Las Vegas improves, not only as a tourism designation but as a business designation, quite frankly – as the business activity relating to the growth of Las Vegas, as well as business activity relating to conventions and so forth continues to expand, that there will be more demand for better quality rooms.

When we opened the Tower, Brad talked about our small hotel within a hotel – it’s performing well. And as we see the Venezia Tower, the new product actually generating more average daily rate than our current 3,000 room tower, we think there’s more room at the top end.

So, we think as the economy recovers we’ll get some good news with the GDP growth in the third quarter here in the U.S., the combination of that, the combination of foreign tourists returning – they that are used to – particularly Europeans, who used to paying higher rates. We just think that there is a lot of opportunity at the high end for Las Vegas. We think that the additional thousand rooms that we have here is an outstanding product. And that the more people realize that there are 5-star products to be able to enjoy here in Las Vegas, the more interest I think there will be generally.

So, we welcome, quite frankly, those additional… additions, that push a 5-star product at that end.

Do you have any comment on that Rob? Are you...

Rob Goldstein:	...that's exactly correct.

John Kempf:	Okay, then just one last question. You had about $140 million of unrestricted cash when you closed at the end of the quarter. It seems kind of high. Are there a lot of construction tables left to pay off this quarter and where should we see that cash going?

Brad Stone:	Well, the hundred...I think Harry said there's $15 million left of restricted cash, probably remaining for the construction tables on Phase 1A...

Harry Miltenberger:	Right...and there's about $10 million of construction tables on Phase 1A, so we have restricted cash in slightly larger amounts.

Brad Stone:	So, the $140 million of unrestricted cash is not - has nothing to do with the construction tables on Phase 1A.

John Kemp:	Okay. So, what do you...

Brad Stone:	That has to do with the...when we actually close out the project, as Harry is saying, we may find there's $5 million into the, you know, unrestricted cash.

Harry Miltenberger:	Yes. The restricted cash simply reverts into the company and becomes unrestricted cash, John.

John Kempf:	Okay.

Harry Miltenberger:	The unused portion.

John Kempf:	Okay, then I guess the question is though – What would you do with the –What are you going to do with the $140 million if you’re sitting with a lot of cash in your books right now?

Brad Stone:	We have our ways...

John Kempf:	Okay.

William Weidner:	We’re using – okay there are three things we’re doing with that cash. One, is for making sure that we’re in good shape cash-wise; two, is we have CAPEX programs here at the Venetian; and three, we’re using some of that for advanced work against the development work for our Phase 2 here – our big construction phase, the addition in Las Vegas of another 3,000 room resort next door, between Wynn Las Vegas and the Venetian – and we are using some seed money towards our pre-development activities for our next phase of expansion in Macau.

But that still does leave additional cash. We want to be in a good position. We continue to forecast increasing cash flows and more cash available, and at some point in time we are going to begin the process of lowering our debt.

John Kempf:	How much money are you putting aside to put into Phase 2 and Macau right now from this $146 million?

William Weidner:	It's not really from the $146 million. The Macau money is already essentially in Macau. We have budgeted some dollars there for that development. I can't remember - I think we were in the $20 million range.

Brad Stone:	We have a $20 million carve out for Phase 2 pre-development and some of that is already spent and that’s already out of that cash and currently it is my understanding that’s a cap. So development is at least at $20 million.

Harry Miltenberger:	Yes, $20 million and during the quarter we spent about $4½ million of that limitation. The Macau limitation was $40 million and we’ve fully funded that so that none of the $146 million is reserved for Macau – that’s fully funded.

John Kempf:	Okay. Let me - I might try to catch up after the call - it's a little tough to hear.

William Weidner:	Thanks.

Operator:	Again, as a reminder, if you have a question or comment, please press star then the number one at this time. There are no further questions at this time.

William Weidner:	Thank you. And I’ll just wrap up by saying, for one, we’re very gratified with our third quarter results. As Brad has taken you through our advance bookings both for the fourth quarter and on into ‘04 look very strong. Macau construction progress is good and we look to some time in early ‘04 and the first half of early ‘04 opening – Macau and to a very strong and burgeoning Chinese market.

The long range plans for our Phase 2 in Las Vegas, the development of another 3,000-room resort between our property, the Venetian and Wynn Resorts, and our Macau expansion plans are progressing. The coverage… the Macau… pardon me, our company coverage ratios are improving, our cash position is improving, and I think we’re in very, very good shape.

Man:	All that happened in the third quarter?

William Weidner:	Yep. Is someone asking a question? If not, I thank you for your attention and we will formally close our third quarter conference call. Thanks again.

Operator:	Thank you for participating in today's conference. You may now disconnect.

END